                          COMDATA HOLDINGS CORPORATION
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 22, 1994
                             ---------------------

     The Annual Meeting of Stockholders of Comdata Holdings Corporation (the "Company") will be held at the Company's corporate headquarters, 5301 Maryland Way, Brentwood, Tennessee 37027 on June 22, 1994 at 10:30 a.m. for the following purposes:

          1. To elect nine directors to the Company's Board of Directors;

          2. To consider and vote upon a proposal to amend the Company's Stock Option and Restricted Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance upon exercise of options or awards granted thereunder;

          3. To consider and vote upon a proposal to approve the selection of independent auditors for the Company's fiscal year ending December 31, 1994;

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on May 6, 1994 as the record date for determination of the stockholders of the Company entitled to notice and to vote at the Annual Meeting of Stockholders. Each share of the Company's Common Stock is entitled to one vote on all matters presented at the Annual Meeting.

     ALL HOLDERS OF THE COMPANY'S COMMON STOCK (WHETHER THEY EXPECT TO ATTEND THE ANNUAL MEETING OR NOT) ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE PROXY CARD ENCLOSED WITH THIS NOTICE.

                                           By Order of the Board of Directors

                                           PETER D. VOYSEY
                                           Secretary

May 20, 1994

                          COMDATA HOLDINGS CORPORATION
                             ---------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 22, 1994
                             ---------------------

                                  INTRODUCTION

     This Proxy Statement is being furnished to stockholders of record of Comdata Holdings Corporation (the "Company") as of May 6, 1994 in connection with the solicitation by the Board of Directors of the Company of proxies for the Annual Meeting of Stockholders to be held at the Company's Corporate Headquarters, 5301 Maryland Way, Brentwood, Tennessee 37027 on June 22, 1994 at 10:30 a.m., or at any adjournments thereof, for the purposes stated in the Notice of Annual Meeting. The approximate date of mailing of this Proxy Statement and enclosed form of proxy to stockholders is May 20, 1994.

     As of the close of business on May 6, 1994, the Company had outstanding 14,759,598 shares of Common Stock, $.01 par value ("Common Stock"), entitled to vote. Each share of Common Stock is entitled to one vote on all matters presented at the Annual Meeting.

     If the enclosed proxy is signed and returned, it may, nevertheless, be revoked at any time prior to the voting thereof, at the pleasure of the stockholder signing it, either by a written notice of revocation received by the person or persons named in the proxy or by voting the shares covered thereby in person or by another proxy dated subsequent to the date thereof.

     Proxies in the accompanying form will be voted in accordance with the instructions indicated thereon and, if no such instructions are indicated, will be voted in favor of the nominees for election as directors named below and for the other proposals referred to below.

     The shares represented by proxies returned duly executed will be voted, unless otherwise specified, in favor of the nine nominees for the Board of Directors named below. If any of such persons should be unable to serve, the persons named in the enclosed proxy will vote such shares for such substitute nominee or nominees as the Board of Directors may select. Stockholders may withhold authority to vote for any nominee by entering the name of such nominee in the space provided for such purpose on the proxy card.

                             ELECTION OF DIRECTORS

BOARD OF DIRECTORS

     The Company's Certificate of Incorporation provides for a Board of Directors consisting of between three and nine members. The Board of Directors currently is comprised of nine directors. These nine directors have been nominated for election at the Annual Meeting of Stockholders for terms of one year each and until their respective successors are elected and qualified.

MEETINGS OF THE BOARD

     The Board meets on a regular basis during the year to review significant developments affecting the Company and to act on maters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings.

     In 1993 there were five meetings of the Board. All of the directors attended more than 75% of the meetings of the Board and of the Committees on which they serve.

COMPENSATION OF DIRECTORS

     Directors who are not also employees of the Company receive compensation consisting of an annual director's fee of $10,000 plus a fee of $1,000 and reimbursement of expenses incurred for each Board meeting attended.

COMMITTEES OF THE BOARD

     The Board has established three committees: the Audit Committee (Welsh, O'Brien, Hanson and Haberman), the Compensation Committee (Anderson, McTavish and Welsh), and the Operating Committee (all directors).

     The duties of the Audit Committee are (a) to review with the Company's independent accountants and with the Chief Financial Officer the proposed scope of the annual audit, past audit experience, the Company's internal audit program, recently completed audits and other matters bearing upon the scope of the audit; (b) to review with the independent accountants and with the Chief Financial Officer significant matters revealed in the course of the audit of the annual financial statements of the Company; (c) to review with the Chief Financial Officer any suggestions and recommendations of the independent accountants concerning the internal control standards and accounting procedures of the Company; (d) to meet on a regular basis with a representative or representatives of the Internal Audit function of the Company and to review the Internal Audit function's Reports of Operations; and (e) to report its activities and actions to the Board at least once each fiscal year.

     The duties of the Compensation Committee include: (a) administration of the Company's stock option plans; (b) adoption and review of major compensation plans; and (c) approval and recommendation to the Board of compensation for certain Executive Officers of the Company.

     The Operating Committee reviews the financial performance of the Company's businesses and discusses current issues respecting competitive, operating, regulatory and other developments affecting the Company.

     During calendar year 1993 the committees of the Board held a total of nine meetings: the Audit Committee met two times, the Compensation Committee met two times and the Operating Committee met five times.

DIRECTOR NOMINEES

     Following are the nominees for election as Directors of the Company:

                                                                                       SERVED AS
                                                     PRINCIPAL                         DIRECTOR
            NAME                                     OCCUPATION                          SINCE
- - - -----------------------------  ------------------------------------------------------  ---------
Bruce K. Anderson              General partner of sole general partner of Welsh,          1987
                                 Carson, Anderson & Stowe IV, a New York investment
                                 firm engaged in venture capital and leveraged buyout
                                 investing.
Patrick J. Welsh               General partner of sole general partner of Welsh,          1987
                                 Carson, Anderson & Stowe IV, a New York investment
                                 firm engaged in venture capital and leveraged buyout
                                 investing.
George L. McTavish             Chairman and Chief Executive Officer of the Company        1987
Dana J. O'Brien                Vice President of Prudential Equity Investors, Inc.        1990
Louis P. Buglioli              President of Benton International, Inc.                    1991
Stephen E. Raville             President of First Southeastern Corp.                      1991
Edward A. Barbieri             President and Chief Operating Officer of the Company       1992
Dennis R. Hanson               Executive Vice President and Chief Financial Officer       1992
                                 of the Company
Phyllis Haberman               Vice President of Charterhouse Group International,        1993
                                 Inc.

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information with respect to each of the nominees for the office of director and each other executive officer of the Company:

NOMINEES

     Bruce K. Anderson, age 54, who was Chairman of the Board of Directors of the Company since it was acquired by Holdings in March 1987 through March 1992, has been a general partner of the sole general partner of Welsh, Carson, Anderson & Stowe IV, a New York limited partnership ("WCAS IV"), since it was formed in 1985 and of the sole general partner of WCAS Venture Partners, a New York limited partnership ("Venture Partners"), since it was formed in 1986 and of the sole general partner of WCAS Capital Partners, L.P., a Delaware limited partnership ("Capital Partners"), since it was formed in 1987. WCAS IV, Venture Partners and Capital Partners are major stockholders of the Company and are investment partnerships engaged in venture capital and leveraged buyout investing. Mr. Anderson has been a general partner of the sole general partners of associated limited partnerships since 1979. Mr. Anderson is also general partner of the sole general partner of WCAS V, WCAS VI and WCAS Information Partners. Prior to 1979, Mr. Anderson was Executive Vice President and a director of Automatic Data Processing, Inc., a data processing company. Mr. Anderson also serves as director of The Continuum Company, Inc., FIserv, Inc., Genicom Corporation, Broadway & Seymour, Inc., American Residential Mortgage Corp. and several privately-held companies.

     Patrick J. Welsh, age 50, who has been a Director of the Company since it was acquired by Holdings in March 1987, has been a general partner of the sole general partner of each of WCAS IV, Venture Partners and Capital Partners since their formation. Mr. Welsh has been a general partner of the sole general partner of associated limited partnerships since 1979. Prior to 1979, Mr. Welsh was President and a director of Citicorp Venture Capital, Ltd., an affiliate of Citicorp engaged in venture capital investing. Mr. Welsh serves as a director of The Continuum Company, Inc., Syntellect, Inc., Pharmaceutical Marketing Services, Inc. and several privately-held companies.

     George L. McTavish, age 52, was elected to the Board of Directors of Holdings in November 1987. From November 1987 through March 1992, he served as President and Chief Executive Officer of Holdings and as Chief Executive Officer of the Company. In March 1992, Mr. McTavish was elected to the office of Chairman of the Board of Directors of each of the Company and Holdings. From September 1984 to July 1987, Mr. McTavish was Chairman and Chief Executive Officer of Hogan Systems, Inc., a provider of computer software products to the banking industry based in Dallas, Texas. Prior thereto, Mr. McTavish was Executive Vice President and Chief Operating Officer of SEI Corporation, also a provider of computer software products to the banking industry, based in Wayne, Pennsylvania.

     Dana J. O'Brien, age 38, was elected to the Board of Directors of Holdings and the Company in April 1990. He is Vice President of Prudential Equity Investors, Inc. ("PVP"), an investment firm engaged in venture capital and leveraged buyout investing. He has been employed by PVP or its affiliates since 1982. Prior thereto, he was employed in the National Banking Division of Morgan Guaranty Trust Company. Mr. O'Brien was nominated to serve on the Board of Directors of the Company and Network by PVP. Subject to certain conditions, the Company has agreed to use its best efforts to nominate and use its best efforts to cause to be elected to the Board of Directors of the Company and Network one individual nominated by PVP. Mr. O'Brien also serves as a director of several privately-held companies.

     Louis P. Buglioli, age 45, was elected to the Board of Directors of Holdings and the Company in June 1991. Mr. Buglioli has been President of Benton International, Inc., a management consulting firm in the financial and payment systems industry, since 1986. From 1983 to 1985, he was President and Chief Operating Officer and a director of Telecredit, Inc., a company engaged primarily in the third-party processing of credit card, check authorization and point-of-sale debit card transactions. Prior thereto, he served as Senior Vice President of Crocker National Bank.

     Stephen E. Raville, age 47, was elected to the Board of Directors of Holdings and the Company in September 1991. Mr. Raville is President of First Southeastern Corp. in Atlanta, Georgia. From 1985 until December 1992, he was Chairman and Chief Executive Officer of ATC. Mr. Raville has also served as a director of ATC, First Union National Bank of Georgia and Wellington Leisure Products, Inc. Mr. Raville's election as a Director of the Company occurred when ATC purchased shares of Preferred Stock of Holdings and entered into a Telecommunications Services Agreement with the Company, pursuant to which ATC provides long distance telecommunications services.

     Edward A. Barbieri, age 52, was elected President and Chief Operating Officer of the Company and Holdings in March 1992. Prior to joining the Company, Mr. Barbieri held various positions with TRW, Inc. ("TRW") from 1977, and most recently served as Vice President and General Manager of TRW's National Accounts Division, Information Systems and Services. Mr. Barbieri was elected to the Board of Directors of the Company and of Holdings in June 1992.

     Dennis R. Hanson, age 48, was elected Executive Vice President and Chief Financial Officer of the Company and Holdings in March 1992. Before joining Comdata, Mr. Hanson held various positions with NationsBank (formerly C&S/Sovran Corporation) in Norfolk, Virginia, or its predecessors, from 1981, most recently as Group Executive Vice President. Mr. Hanson was elected to the Board of Directors of the Company and of Holdings in June 1992.

     Phyllis Haberman, age 45, was elected a Director of Holdings in January 1993. Ms. Haberman is Vice President of Charterhouse Group International, Inc. ("Charterhouse"), a privately-owned investment banking firm making equity investments in a broad range of U.S. companies. Ms. Haberman joined Charterhouse in September 1985 and was promoted to her present position in August 1988. Ms. Haberman also serves as a director of Wundies Industries, Inc. Ms. Haberman was nominated to serve on the Board of Directors of Holdings by Charterhouse. Subject to certain conditions, Holdings has agreed to nominate and use its best efforts to cause to be elected to the Board of Directors one individual nominated by Charterhouse.

EXECUTIVE OFFICERS

     In addition to Messrs. McTavish, Barbieri and Hanson, the following individuals are executive officers of the Company:

     Henry P. Cincere, age 43, was named a Senior Vice President of Holdings in February 1991. Prior thereto, he served as a Vice President of Holdings beginning in June 1989. Mr. Cincere has been employed by Comdata since March 1984 and has served in various other positions including President of the Network Services Division since January 1993, in which capacity he continues to serve, and President of the Transportation Services Division from February 1991 to January 1993. Prior to joining the Company, Mr. Cincere was General Manager of Triangle Fleet Service, Inc., a subsidiary of North American Van Lines, Inc., from March 1983 until March 1984.

     Michael Czwornog, age 41, was named Senior Vice President and General Manager of Network's Retail Services Division in January 1993, and was elected a Senior Vice President of the Company in June 1993. From September 1990 to September 1992, Mr. Czwornog was employed by TeleCheck Services, Inc., a leading national provider of check guarantee and collection services, most recently as President and Chief Executive Officer. TeleCheck was previously a wholly-owned subsidiary of McDonnell Douglas Corporation, where Mr. Czwornog had been employed since 1980.

     Charles P. Harris, age 49, joined the Company in January 1992 as Senior Vice President of Sales for Network's Transportation Services Division. He was named Senior Vice President and General Manager of the Transportation Services Division in January 1993 and was elected a Senior Vice President of the Company in June 1993. Prior to joining Comdata, Mr. Harris was employed by Diebold Incorporated for 17 years, most recently as Corporate Vice President, United States Sales Group.

     Peter D. Voysey, age 49, was elected Vice President, General Counsel and Secretary of Holdings and the Company in May 1992. Mr. Voysey was most recently General Counsel and Corporate Secretary for Citicorp Services Inc., a Citicorp affiliate engaged in worldwide funds transfer and payment systems. Prior to joining

Citicorp in 1980, Mr. Voysey served as Group Legal Counsel for Emhart Corporation from 1976 to 1980, and as an Associate Attorney for Winston & Strawn from 1971 to 1976.

COMPLIANCE WITH REPORTING REQUIREMENTS OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC").

     Based solely on a review of copies of reports filed with the SEC, the Company believes that all persons subject to the reporting requirements pursuant to Section 16(a) filed the required reports on a timely basis with the SEC.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of March 15, 1994 certain information with respect to the shares of Common Stock of the Company beneficially owned by stockholders known to the Company to own beneficially more than 5% of the shares of such class and the shares of Common Stock beneficially owned by the Company's directors and Named Executive Officers and by all of its executive officers and directors as a group. The shares listed below and the percentage of ownership for each person named below have been calculated assuming that all outstanding shares of preferred Stock have been converted into shares of Common Stock and that all exercisable options and options becoming exercisable within 60 days from March 15, 1994 that have been issued pursuant to the Comdata Holdings Corporation Stock Option and Restricted Stock Purchase Plan, have been exercised.

                                                                                        SHARES OF
                                                                                      COMMON STOCK
                                                                                      BENEFICIALLY              PERCENT
                      NAME AND ADDRESS OF BENEFICIAL OWNERS(A)                            OWNED                 OF CLASS
- - - ------------------------------------------------------------------------------------  -------------             --------
Welsh, Carson, Anderson & Stowe IV(b)...............................................    2,889,840(c)               9.0%
  One World Financial Center
  200 Liberty Street, Suite 3601
  New York, New York 10281
WCAS Venture Partners(b)............................................................       75,000                   .2%
  One World Financial Center
  200 Liberty Street, Suite 3601
  New York, New York 10281
WCAS Capital Partners, L.P.(b)......................................................    5,655,127(d)              17.7%
  One World Financial Center
  200 Liberty Street, Suite 10281
  New York, New York 10281
New York Life Insurance Company.....................................................    2,530,958(e)               7.9%
  51 Madison Avenue, Room 203
  New York, New York 10010
New York Life Insurance and Annuity Corporation.....................................    2,530,958(f)               7.9%
  51 Madison Avenue, Room 203
  New York, New York 10010
Northwestern Mutual Life Insurance Company..........................................    2,274,450(g)               7.1%
  720 East Wisconsin Avenue
  Milwaukee, Wisconsin 53202
Prudential Venture Partners II......................................................    1,500,905(h)               4.7%
  717 Fifth Avenue
  New York, New York 10022
Advanced Telecommunications Corporation.............................................    1,822,020(i)(j)            5.7%
  945 East Paces Ferry Road, Suite 2100
  Atlanta, Georgia 30326
Charterhouse Equity Partners, L.P...................................................    3,848,966(k)              12.0%
  535 Madison Avenue
  New York, New York 10022

                                                                                        SHARES OF
                                                                                      COMMON STOCK
                                                                                      BENEFICIALLY              PERCENT
                      NAME AND ADDRESS OF BENEFICIAL OWNERS(A)                            OWNED                 OF CLASS
- - - ------------------------------------------------------------------------------------  -------------             --------
Bruce K. Anderson(b)................................................................    8,668,209(c)(d)(l)        27.1%
Patrick J. Welsh(b).................................................................    8,668,209(c)(d)(m)        27.1%
Dana J. O'Brien(n)..................................................................    1,500,905(n)               4.7%
Louis P. Buglioli...................................................................           --                   --
Phyllis Haberman(o).................................................................    3,848,966(k)              12.0%
Stephen E. Raville..................................................................           --                   --
George L. McTavish..................................................................      283,334                   .9%
Edward A. Barbieri..................................................................       28,334                   .1%
Dennis R. Hanson....................................................................       25,000                   .1%
Henry P. Cincere....................................................................       30,840                   .1%
Charles P. Harris...................................................................        1,667                    *
All directors and executive officers as a group (13 persons)(p).....................      475,659                  1.5%

- - - ---------------
  * Less than 0.1%

(a)  Except as otherwise noted below, the persons named in the table have sole voting powers and investment power with respect to all shares set forth in the table.
(b)  Messrs. Anderson and Welsh, Directors of Holdings, may be deemed to own beneficially the shares of Common
     Stock owned by WCAS IV, Venture Partners and Capital Partners because they are general partners of the sole partner of each of WCAS IV, Venture Partners and Capital Partners. The shares listed opposite the names of
     Messrs. Anderson and Welsh include shares owned or, upon conversion of shares of Preferred Stock, will be owned, by WCAS IV, Venture Partners and Capital Partners, respectively.
(c)  Includes the shares of Common Stock issuable upon conversion of the 12,525 shares of Series C Convertible
     Preferred Stock owned by WCAS IV and accrued dividends thereon through March 15, 1994.
(d)  Includes the shares of Common Stock issuable upon conversion of 254,999 shares of Series B Convertible
     Preferred Stock owned by Capital Partners and accrued dividends thereon through March 15, 1994.
(e)  Includes the shares of Common Stock issuable upon conversion of the 96,901 shares of Series B Convertible
     Preferred Stock owned by New York Life Insurance Company and accrued dividends thereon through March 15, 1994.
     New York Life Insurance Company controls New York Life Insurance and Annuity Corporation and may be deemed to own beneficially the securities held by it.
(f)  Includes the shares of Common Stock issuable upon conversion of the 96,901 shares of Series B Convertible
     Preferred Stock owned by New York Life Insurance and Annuity Corporation and accrued dividends thereon through
     March 15, 1994.
(g)  Includes the shares of Common Stock issuable upon conversion of the 103,024 shares of Series B Convertible
     Preferred Stock owned by Northwestern Mutual Life Insurance Company and accrued dividends thereon through
     March 15, 1994.
(h)  Includes the shares of Common Stock issuable upon conversion of the 20,200 shares of Series C Convertible
     Preferred Stock owned by PVP and accrued dividends thereon through March 15, 1994.
(i)  Includes the shares of Common Stock issuable upon conversion of the 666,086 shares of Series A Convertible
     Preferred Stock owned by ATC as of March 15, 1994.
(j)  Includes the shares of Common Stock issuable upon conversion of the 7,500 shares of Series C Convertible
     Preferred Stock owned by ATC and accrued dividends thereon through March 15, 1994.
(k)  Includes the shares of Common Stock issuable upon conversion of the 199,462 shares of Series C Convertible
     Preferred Stock owned by Charterhouse and accrued dividends thereon through March 15, 1994.
(l)  Includes the shares of Common Stock issuable upon conversion of 2,500 shares of Series C Convertible Preferred
     Stock owned by Mr. Anderson and accrued dividends thereon through March 15, 1994.
(m)  Includes the shares of Common Stock issuable upon conversion of 2,500 shares of Series C Convertible Preferred
     Stock owned by Mr. Welsh and accrued dividends thereon through March 15, 1994.
(n)  Mr. O'Brien may be deemed to own beneficially the shares of Common Stock owned by or issuable to PVP because he is a Vice President of the sole general partner of PVP. The shares listed opposite Mr. O'Brien's name are owned by or issuable to PVP.
(o)  Ms. Haberman may be deemed to own beneficially the shares of Common Stock issuable to Charterhouse, because
     Ms. Haberman is a Vice President of Charterhouse.
(p)  The shares beneficially owned by WCAS IV, Venture Partners, Capital Partners, PVP and Charterhouse, which are deemed to be beneficially owned by Messrs. Anderson, Welsh, O'Brien, and Ms. Haberman, respectively, are not included in shares owned by all directors and executive officers as a group.

                           COMPENSATION AND BENEFITS

     The Company's compensation and benefits programs are designed to help the Company attract, motivate and retain highly qualified individuals to operate and manage the Company.

     In general, all U.S. based employees receive a base salary, are eligible for a Company supported 401(k) Plan after one year of service and are provided with medical and other welfare benefit coverages. Canada based employees receive a base salary, the health and welfare benefits provided by the Canadian government's national health care program and certain supplemental health and welfare coverages provided by Comdata.

     In addition, the Company maintains specific executive compensation programs designed to provide incentives for, to reward, and to retain outstanding executives who bear the responsibility for achieving the demanding business objectives necessary to ensure the Company's leadership position in its businesses. The executive compensation programs are based upon a pay-for-performance philosophy to provide incentives to achieve both short-term and long-term objectives and to reward exceptional performance, gains in productivity and contributions to the Company's growth and success.

EXECUTIVE OFFICER COMPENSATION

     The following Table summarizes the compensation paid or accrued by the Company during the three years ended December 31, 1993 to those persons who, as of December 31, 1993, were the Company's Chief Executive Officer and the four most highly compensated Executive Officers other than the Chief Executive Officer (collectively the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                        LONG TERM
                                                                       COMPENSATION
                                                                         AWARDS
                                                                       -----------
                                             ANNUAL COMPENSATION       SECURITIES
                                         ---------------------------   UNDERLYING      ALL OTHER
                                                 SALARY       BONUS    OPTIONS(18)    COMPENSATION
      NAME AND PRINCIPAL POSITION        YEAR     ($)          ($)         (#)            ($)
- - - ---------------------------------------- ----   --------     -------   -----------    ------------
George L. McTavish...................... 1993   $325,000          --       94,667(15)   $  4,814(1)
  Chairman and Chief                     1992    325,000     $95,566           --          3,985(2)
  Executive Officer, Director            1991    275,000          --           --               (3)
Edward A. Barbieri...................... 1993    254,687(6)       --       87,334(13)      5,294(4)
  President and Chief Operating Officer, 1992    194,231      74,125      133,333        100,750(5)
  Director                               1991                     --           --             --
Dennis R. Hanson........................ 1993    203,750(6)       --       53,000(14)     11,097(7)
  Executive Vice President and Chief     1992    151,538      51,875      100,000         55,720(8)
  Financial Officer, Director            1991                     --           --             --
Henry P. Cincere........................ 1993    167,785          --       21,668(16)      3,215(9)
  Senior Vice President                  1992    165,000      54,331           --          2,736(10)
                                         1991    148,625          --       16,667               (3)
Charles P. Harris....................... 1993    132,000          --       33,834(17)     35,052(11)
  Senior Vice President                  1992    120,000      18,000           --         40,382(12)
                                         1991         --          --       16,667             --

- - - ---------------

 (1) Amount includes $3,086 for contributions by the Company to a 401(k) Plan and $1,728 for term life insurance premiums paid by the Company.
 (2) Amount includes $2,257 for contributions by the Company to a 401(k) Plan and $1,728 for term life insurance premiums paid by the Company.
 (3) Other compensation is not required to be disclosed for this period.
 (4) Amount includes $3,566 for contributions by the Company to a 401(k) Plan and $1,728 for term life insurance premiums paid by the Company.

 (5) Amount includes $78,534 of relocation cost reimbursements, $20,920 of reimbursement for related income taxes, and $1,296 for term life insurance premiums paid by the Company.
 (6) This executive was not employed by the Company prior to 1992.
 (7) Amount includes $6,701 of relocation cost reimbursements, $803 of reimbursement for related income taxes, $2,549 for contributions by the Company to a 401(k) Plan, and $1,044 for term life insurance premiums paid by the Company.
 (8) Amount includes $42,565 of relocation cost reimbursements, $12,372 of reimbursement for related income taxes, and $783 for term life insurance premiums paid by the Company.
 (9) Amount includes $2,632 for contributions by the Company to a 401(k) Plan and $583 for term life insurance premiums paid by the Company.
(10) Amount includes $2,175 for contributions by the Company to a 401(k) Plan $561 for term life insurance premiums paid by the Company.
(11) Amount includes $25,008 of relocation cost reimbursements, $6,724 of reimbursement for related income taxes, $2,575 for contributions by the Company to a 401(k) Plan, and $745 for term life insurance premiums paid by the Company.
(12) Amount includes $29,114 of relocation cost reimbursements, $10,607 of reimbursement for related income taxes, and $661 for term insurance premiums paid by the Company.
(13) Amounts granted in 1993 include the repricing of 83,334 options previously granted.
(14) Amounts granted in 1993 include the repricing of 50,000 options previously granted.
(15) Amounts granted in 1993 include the repricing of 66,667 options previously granted.
(16) Amounts granted in 1993 include the repricing of 16,668 options previously granted.
(17) Amounts granted in 1993 include the repricing of 16,667 options previously granted.
(18) Amounts with respect to options have been adjusted to reflect a 1-for-3 reverse split effective November 16, 1993.

OPTION GRANTS

     Shown below is information concerning stock option grants to the Named Executive Officers who were granted stock options during the 1993 Fiscal Year.

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                                                                                                        POTENTIAL REALIZED
                                                                                                         VALUE AT ASSUMED
                                                                                                       ANNUAL RATES OF STOCK
                                                                                                        PRICE APPRECIATION
                                         INDIVIDUAL GRANTS                                              FOR OPTION TERM(4)
- - - ---------------------------------------------------------------------------------------------------   -----------------------
                               NUMBER OF
                               SECURITIES     % OF TOTAL                MARKET
                               UNDERLYING      OPTIONS     EXERCISE    PRICE ON
                                OPTIONS       GRANTED TO    OR BASE    DATE OF
                                GRANTED       EMPLOYEES      PRICE      GRANT        EXPIRATION
           NAME(1)                (#)          IN 1993     ($/SHARE)   ($/SHARE)        DATE           5% ($)       10% ($)
- - - -----------------------------  ----------     ----------   ---------   --------   -----------------   --------     ----------
George L. McTavish...........    66,667(2)        7.8%       $8.25      $ 8.25    July 26, 1999       $187,334     $  424,669
                                 28,000(3)        3.3%        8.25        8.25    August 3, 2003       145,320        368,200
Edward A. Barbieri...........    83,334(2)        9.7%        8.25        8.25    March 23, 2002       415,837      1,045,842
                                  4,000(3)        0.5%        8.25        8.25    August 3, 2003        20,760         52,600
Dennis R. Hanson.............    50,000(2)        5.8%        8.25        8.25    March 30, 2002       249,500        627,500
                                  3,000(3)        0.4%        8.25        8.25    August 3, 2003        15,570         39,450
Henry P. Cincere.............     8,334(2)        1.0%        8.25        8.25    February 26, 2001     30,836         73,089
                                  8,334(2)        1.0%        8.25        8.25    January 1, 2001       29,919         70,422
                                  5,000(3)        0.6%        8.25        8.25    August 3, 2003        25,950         65,750
Charles P. Harris............    17,167(3)        2.0%        8.25        8.25    August 3, 2003        89,097        225,746
                                 16,667(2)        1.9%        8.25        8.25    December 19, 2001     68,668        165,837

- - - ---------------

(1) All share and price data has been adjusted to reflect a 1 for 3 reverse stock split effective November 16, 1993.
(2) Represents options repriced on August 3, 1993.

(3) Represents options granted on August 3, 1993 that vest over a five year period at the rate of 20% per year.
(4) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's Common Stock price.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     Shown below is information with respect to exercises by the Named Executive Officers during the 1993 Fiscal Year of options to purchase Common Stock pursuant to the Company's stock option plans and information with respect to unexercised options to purchase Common Stock held by the Named Executive Officers as of the end of the 1993 Fiscal Year.

                      AGGREGATED OPTION EXERCISES IN 1993
                           AND YEAR END OPTION VALUES

                                                                           NUMBER OF
                                                                          SECURITIES         VALUE OF
                                                                          UNDERLYING       UNEXERCISED
                                                                          UNEXERCISED      IN-THE-MONEY
                                                    SHARES                OPTIONS AT        OPTIONS AT
                                                   ACQUIRED              DECEMBER 31,      DECEMBER 31,
                                                      ON       VALUE         1993              1993
                                                   EXERCISE   REALIZED   EXERCISABLE/      EXERCISABLE/
                      NAME                           (#)        ($)      UNEXERCISABLE   UNEXERCISABLE(1)
- - - -------------------------------------------------  --------   --------   -------------   ----------------
George L. McTavish...............................        --         --      160,001          $266,668
                                                                             68,000                --
Edward A. Barbieri...............................        --         --       18,334            20,000
                                                                            119,000            80,000
Dennis R. Hanson.................................        --         --       15,000            20,000
                                                                             88,000            80,000
Henry P. Cincere.................................        --         --       30,001            53,334
                                                                             18,334                --
Charles P. Harris................................        --         --        1,667                --
                                                                             32,167                --

- - - ---------------

(1) This amount represents the aggregate of the number of options multiplied by the difference between the closing price of the Common Stock on the NASDAQ National Market on December 31, 1993 and the exercise price for that option.

     The Company has not awarded stock appreciation rights to any employee and has no long-term incentive plans, as that term is defined in SEC regulations. The Company has a stock option plan. The Company presently has no defined benefit or actuarial plans covering any employees of the Company.

BOARD REPORT ON REPRICING OF OPTIONS

     During 1993, the Company repriced stock options issued under the Plan in order to reinstate the incentive value of these options. Due to declines in the market value of the Common Stock, outstanding options were exercisable at prices ranging from $2 to $6.13 per share, which, in most instances, substantially exceeded the then-current market value of the Common Stock. On August 3, 1993, the Board of Directors approved the repricing, on a voluntary basis, of all options granted to current employees prior to that date, to a price of $2.75 per share (the fair market value of the Common Stock on that date. Adjusted for the subsequent 1-for-3 reverse split, the price was $8.25 per share). A total of 1,898,500 options were repriced to 62 option holders. (Adjusted for the reverse split, 632,833 options were repriced.) The repriced options are exercisable and vest according to the same vesting schedule as the options that they replaced. (Previously vested options for which repricing was elected by the holder were made subject to an additional vesting period.) This repricing was intended as an incentive for Executive Officers and other employees to stimulate the active interest of such persons in the development and financial success of the Company.

     The following table summarizes this repricing with respect to options held by the Named Executive Officers. All such information has been adjusted to reflect a 1-for-3 reverse stock split effective November 16, 1993.

                           TEN YEAR OPTION REPRICINGS

                                                                                                      LENGTH OF
                                                                                                       ORIGINAL
                                                            MARKET PRICE     EXERCISE                OPTION TERM
                                                NUMBER OF   OF STOCK AT      PRICE AT       NEW      REMAINING AT
                                                 OPTIONS      TIME OF        TIME OF      EXERCISE     DATE OF
            NAME                    DATE        REPRICED     REPRICING      REPRICING      PRICE      REPRICING
- - - ----------------------------   ---------------  ---------   ------------   ------------   --------   ------------
George L. McTavish..........   August 3, 1993     66,667       $ 8.25         $12.00       $ 8.25        6 Years
Edward A. Barbieri..........   August 3, 1993     83,334         8.25          10.50         8.25      9.7 Years
Dennis R. Hanson............   August 3, 1993     50,000         8.25          11.25         8.25      9.7 Years
Henry P. Cincere............   August 3, 1993      8,334         8.25          10.50         8.25      7.6 Years
                                                   8,334         8.25          10.13         8.25      7.4 Years
Charles P. Harris...........   August 3, 1993     16,667         8.25           9.19         8.25      8.3 Years

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is responsible for administering the Company's compensation program for executive officers. The Committee is composed of outside directors plus the Chairman and Chief Executive Officer; however, the Chairman does not participate in the determination of his own compensation.

     The Company's executive compensation program includes three elements: base salary, annual incentive (bonus) awards and long-term incentives in the form of stock option grants.

     The Company has no defined benefit retirement plan, no supplemental executive retirement plan and no long-term incentive plan other than stock options.

     Compensation is determined based upon the following guiding principles:

          - Compensation should be competitive with the marketplace, so that quality personnel can be attracted and retained.

          - Compensation should promote the Company's objective of increasing stockholder value.

          - Compensation determinations should be influenced by individual performance against objectives and the individual's level of responsibility.

          - The financial cost of increases in compensation must be affordable based upon the Company's operating results.

     In 1993, section 162(m) was added to the Internal Revenue Code pursuant to the Omnibus Budget Reconciliation Act of 1993. This section generally limits the corporate deduction for compensation paid to the Company's chief executive officer and each of the four other highest paid executive officers to $1 million per year unless certain requirements are met. The provisions of this section did not apply to executive compensation discussed in this report for 1993 and prior years, and the Company had no policy on qualifying executive compensation for deductibility under that section during the applicable time periods. Because the Company's policy is to increase earnings and stockholder value, in the future compensation awards will be structured to maximize the Company's federal tax deduction for executive compensation above the threshold level.

     Compensation of Executives -- General. An executive's base salary is determined based upon an assessment of his or her individual performance, experience and ability. Periodically, the Company retains outside experts to review the pay grades and salary ranges in effect throughout the Company, including executive compensation. The most recent such outside review was conducted in January 1993.

     Each year, the Board of Directors approves an operating income goal for the Company. If at least 90% of this goal is attained, the Compensation Committee and the Board may approve incentive (bonus) awards. For 1993, no awards were approved because less than 90% of the applicable goal was attained.

     The Company utilizes stock options in recognition of an employee's future value to the Company. The Compensation Committee believes that stock options have been and remain an excellent vehicle for compensating employees. Because the option exercise price for the employee is the price of stock on the date of grant, employees recognize a gain only if the value of the stock increases. Thus, employees with stock options are rewarded for their efforts to improve long-term stock market performance. In this way, the financial interests of management are directly aligned with those of the Company's shareholders. Also, share ownership gives employees a greater personal stake in the Company. Stock options have been used to reward employees of the Company not just at the officer level, but down to the junior officer level. As of year-end 1993, there were 1,624,000 shares under option grants outstanding to 139 employees. The option prices range from $6 to $15 per share, and vesting occurs ratably over a five-year period following the date of grant.

     When making decisions on executive compensation, the Committee reviews individual and Company performance. When 1993-94 compensation decisions were made, the Committee closely reviewed individual and Company performance against objectives.

     Compensation of Chief Executive Officer. Mr. McTavish's compensation results from his participation in the same compensation program as the other executives in the Company. His compensation is set by the Committee applying the principles outlined above in the same manner as they were applied to the other executives of the Company, and Mr. McTavish does not participate in any way in the decisions affecting his own compensation.

     Because the Company's executive compensation program rewards long-term performance, the majority of Mr. McTavish's compensation is based upon incentive (bonus) awards and stock option grants. In August 1993 Mr. McTavish received a stock option grant for a total of 28,000 shares. Mr. McTavish did not receive a bonus for 1993.

     The Committee believes that the current executive compensation program with an emphasis on long-term compensation, incents the Company's executives towards the attainment of the growth and profitability desired for the Company and its stockholders.

                                          Compensation Committee

                                          Bruce K. Anderson, Chairman
                                          George L. McTavish
                                          Patrick J. Welsh

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1993, the Board's Compensation Committee was composed of Bruce K. Anderson, Patrick J. Welsh, and George L. McTavish. Mr. Anderson is a former Chairman of the Board, and Mr. McTavish is the current Chairman and Chief Executive Officer of the Company. Messrs. Welsh and Anderson are general partners of the sole general partner of each of WCAS IV, Venture Partners and Capital Partners, which are collectively the largest stockholder of the Company. WCAS IV, Venture Partners and Capital Partners are affiliates of WCAS.

     Pursuant to the terms of the Common Stock Purchase Agreement dated as of March 1990 among the Company, WCAS IV and PVP, and subject to certain conditions, the Company has agreed to use its best efforts to nominate and to cause to be elected to the Board of Directors of the Company one individual nominated by PVP. WCAS IV and Capital Partners have agreed, under certain conditions, to vote their respective shares of Common Stock to cause such nominee to be so elected. Mr. O'Brien is the nominee of PVP to the Board of Directors of the Company.

PERFORMANCE GRAPH

     The following graph compares the performance of the Company for the periods indicated with the performance of the Standard & Poor's 500 Stock Index (S&P
500) and the average performance of a group consisting of the Company's peer corporations on a line-of-business basis. The corporations making up the peer companies group are Automatic Data Processing Inc., CUC International Inc., Concord EFS, Inc., Equifax Inc., First Data Corp., First Financial Management Corp., FIserv Inc., Policy Management Systems Corp. and Shared Medical Systems Corp.

                   [Graph is filed under cover of Form SE.]

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     Pursuant to the terms of the Common Stock Purchase Agreement dated as of March 1990 among the Company, WCAS IV and PVP, and subject to certain conditions, the Company has agreed to use its best efforts to nominate and to cause to be elected to the Board of Directors of the Company one individual nominated by PVP. WCAS IV and Capital Partners have agreed, under certain conditions, to vote their respective shares of Common Stock to cause such nominee to be so elected. Mr. O'Brien is the nominee of PVP to the Board of Directors of the Company.

     In September and October 1991, ATC purchased an aggregate 560,000 shares of Series A Preferred Stock at a price per share of $25 or an aggregate purchase price of $14.0 million. Concurrently with the purchase of the Series A Preferred Stock by ATC, Comdata Network entered into a Services Agreement with ATC pursuant to which ATC provides long distance telecommunications services to Comdata Network and its affiliates. This agreement expires on January 22, 1999 and provides that Comdata Network will purchase a minimum $7.75 million of service for each year after the first year. As of March 15, 1994, ATC held approximately 5.7% of the outstanding Common Stock (on a fully diluted basis).

     Commencing in the fourth quarter of 1991, Benton International, Inc. ("Benton") has rendered certain consulting services to Comdata Network. During 1993, Comdata Network paid $33,000 to Benton in connection with such services. Louis P. Buglioli, a director of the Company and Comdata Network, is President of Benton.

     During 1993, the Company purchased data processing equipment and computer software at a cost of approximately $3,326,000 from an affiliate of a significant stockholder of the Company on an arm's length basis.

     The transactions with PVP and ATC described above were negotiated on an arm's-length basis at a time when such parties were not affiliated with Comdata Network. In the judgment of the Board of Directors, the terms of the other transactions described above are fair and reasonable and are not less favorable than those that could have been obtained from independent third parties.

          AMENDMENT OF STOCK OPTION AND RESTRICTED STOCK PURCHASE PLAN

     At the Annual Meeting, the stockholders will be asked to approve an amendment (the "Amendment") to the Company's Stock Option and Restricted Stock Purchase Plan (the "Plan") to increase the number of shares of the Company's Common Stock available for the grant of options and rights to purchase Common Stock under the Plan from 2,000,000 shares to 2,750,000 shares. The Amendment was approved by the unanimous vote of the Board of Directors at its meeting held on April 26, 1994. Adoption of the Amendment is subject to stockholder approval.

     The primary features of the Amendment and of the Plan are summarized below. A copy of the Plan is available upon a stockholder's written request to the Company, 5301 Maryland Way, Brentwood, Tennessee 37027, Attention: Peter D. Voysey.

Description of Amendment

     The Plan was approved in September 1987 and subsequently amended in May 1989 and October 1993. The Plan provides an opportunity for employees, officers and directors of the Company or any of its subsidiaries to purchase Common Stock. By encouraging such stock ownership, the Company seeks to attract, retain and motivate such employees and persons and to encourage such employees and persons to devote their best efforts to the business and financial success of the Company.

     The Plan provides for the granting of "non-qualified stock options" and "incentive stock options" to acquire Common Stock and/or the granting of rights to purchase Common Stock on a "restricted stock" basis. The terms and conditions of individual option agreements may vary, subject to the following guidelines:
(i) the option price of incentive stock options may not be less than market value on the date of grant; the option price of non-qualified stock options may be less than market value on the date of grant, (ii) the term of all incentive stock options may not exceed ten years from the date of grant; the term of all non-qualified stock options may exceed ten years, and (iii) no options may be granted after September 9, 1997. If the proposed amendment is approved by the stockholders, the Company will seek to register the additional shares reserved under the Plan under the Securities Act of 1933, as soon as practicable.

     The Plan is administered by a committee of the Board of Directors. The committee recommends: (i) which directors, officers and employees of the Company and its subsidiaries shall be granted an option or the right (each, an "Award") to purchase Common Stock under the Plan; (ii) the number of shares subject to each such Award; (iii) the amount to be paid by a grantee upon exercise of an Award; (iv) the time or times and the conditions subject to which Awards may be made and become exercisable; and (v) the form of consideration that may be used to pay for shares issued upon exercise of such Award. The committee is responsible for questions involving the administration and interpretation of the Plan. The committee recommends when Awards granted under the Plan become exercisable.

     The Board of Directors has the authority to amend the Plan at any time, provided that stockholder approval is required (i) to increase the aggregate number of shares of Common Stock as to which Awards may be granted (except for increases due to certain adjustments), (ii) to decrease the minimum exercise price specified by the Plan in respect of incentive stock options or (iii) to change the class of employees eligible to receive stock options under the Plan.

     The Board of Directors may terminate the plan at any time. The Plan will terminate on, and Awards may not be granted after, September 9, 1997, unless terminated by the Board of Directors prior thereto. The termination of the Plan will not alter or impair any rights or obligations under any Award previously granted under the Plan.

     As of April 20, 1994, options to purchase 1,521,273 shares of Common Stock with exercise prices ranging from $6 to $15 have been granted under the Plan with vesting dates ranging from September 1988 to August 1998. The average per share exercise price of the outstanding options is approximately $8.25. At April 20, 1994, 391,552 of the options granted under the Plan had been exercised. No shares of Common Stock have been purchased on a restricted stock basis under the Plan since its inception.

     The market value of the Company's Common Stock as of the close of business on April 20, 1994 as reflected by the closing price of the Common Stock of the NASDAQ National Market, was $8 per share.

Federal Income Tax Consequences

     The consequences of incentive stock options, nonqualified options and restricted stock options are quite complex. Therefore, the description of tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

     Incentive stock options granted pursuant to the Plan are intended to qualify as "Incentive Stock Options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). If an optionee makes no disposition of the shares acquired pursuant to exercise of an incentive stock option within one year after the transfer of shares to such optionee and within two years from grant of the option, such optionee will realize no taxable income as a result of the grant or exercise of such option; any gain or loss that is subsequently realized may be treated as long-term capital gain or loss, as the case may be. Under these circumstances, the Company will not be entitled to a deduction for federal income tax purposes with respect to either the issuance of such incentive stock options or the transfer of shares upon their exercise.

     If shares subject to incentive stock options are disposed of prior to the expiration of the above time periods, the optionee will recognize ordinary income in the year in which the disqualifying disposition occurs, the amount of which will generally be the lesser of (i) the excess of the market value of the shares on the date of exercise over the option price, or (ii) the gain recognized on such disposition. Such amount will ordinarily be deductible by the Company for federal income tax purposes in the same year, provided that the Company satisfies certain federal income tax withholding requirements. In addition, the excess, if any, of the amount realized on a disqualifying disposition over the market value of the shares on the date of exercise will be treated as capital gain.

     Non-qualified options may also be granted under the Plan. An optionee who exercises a non-qualified option will recognize as taxable ordinary income, at the time of exercise, an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. Such amount will ordinarily be deductible by the Company in the same year, provided that the Company satisfies certain federal income tax withholding requirements that may be applicable.

     Restricted stock purchase awards may also be granted pursuant to the Plan. A recipient of a restricted stock purchase award generally will not recognize taxable income upon the purchase of shares of restricted stock, unless he or she makes a timely election under Section 83(b) of the Code. Such a recipient, however, would recognize ordinary income at the time that such shares become vested in an amount equal to the excess of the fair market value of the shares at that time over the purchase price paid for such shares. If, on the other hand, the recipient makes a timely election under Section 83(b), he or she would recognize ordinary income equal to the excess of the fair market value of the shares at the time of purchase (determined without regard to any transfer restrictions imposed on the shares, the vesting provisions or any restrictions imposed by the securities laws) over the purchase price paid for such shares. In either case, the Company should be entitled to a deduction of an amount equal to the amount of ordinary income recognized by the recipient in the same year that the recipient recognized such ordinary income, provided that the Company satisfies certain federal income tax withholding requirements that may be applicable.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, which was adopted in 1993 under the Omnibus Budget and Reconciliation Act, generally limits the deduction allowed publicly-held companies for compensation paid to certain executive officers of $1 million per annum for taxable years beginning on or after January 1, 1994. Under this section, compensation may include the value of restricted stock upon vesting, dividends on restricted stock, gain realized on non-qualified stock options under certain circumstances and gain realized on certain dispositions of stock acquired through the exercise of incentive stock options. However, compensation payable under a written binding contract in effect on February 17, 1993 is not affected by the deduction limitation and performance-based compensation which meets the requirements specified in Section 162(m) is not included in the $1 million limit. To the extent that compensation paid under the Plan to the Chief Executive Officer or any of the other Named Executive Officers (except such compensation which either falls within the grandfather provisions of Section 162(m) or meets the criteria for performance-based compensation) when aggregated with all other compensation paid to any such Named Executive Officer exceeds $1 million per annum, the Company will not be entitled to a deduction for federal income tax purposes.

Accounting Treatment

     Under current accounting rules, option grants or issuances of restricted stock at exercise or issue prices equal to the fair market value of the Common Stock on the date of grant or issuance do not result in compensation expense to the Company for financial reporting purposes. To the extent that exercise or issue price is less than such fair market value, compensation expense arises that must be amortized against the Company's earnings over the vesting period applicable to the option grant or stock issuance. In addition, outstanding options are taken into account in the calculation of earnings per share.

     Should the new Financial Accounting Standards Board exposure draft on the treatment of stock option grants become effective, all stock options granted during the three-year phase-in period (which, under the current draft, would begin retroactively at January 1, 1994) with an exercise price equal to the fair market value of the Common Stock on the grant date would be subject to footnote disclosure in the Company's financial statements. Such footnote would reflect the reduction to the Company's reported earnings that would have arisen had the fair market value of the shares subject to the option been recorded as compensation expense. Options with a below-market exercise price would continue to be treated in accordance with the current rules. If the exposure draft is adopted in its current form, all stock options granted after January 1, 1997, when the phase-in period would end, would result in a direct compensation expense against the Company's reported earnings.

Vote Required for Approval

     The amendment to the Plan will be submitted to stockholders for their approval at the Annual Meeting. The proposal to adopt the amendment to the Plan must be approved by the holders of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO ADOPT THE AMENDMENT TO THE PLAN.

                              APPROVAL OF AUDITORS

     The Board of Directors proposes that Arthur Andersen & Co. serve as independent auditors for the Company for the fiscal year ending December 31, 1994, subject to approval by the stockholders. Arthur Andersen & Co. has served as the Company's independent auditors since 1987.

     Representatives of Arthur Andersen & Co. are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

     The Company's Board of Directors is seeking stockholder approval of its independent auditors in order to conform to the general practice of publicly-held corporations. In the event of a negative vote, which the Board does not anticipate, the Company would be willing to reassess its relationship with its auditors in light of the reasons underlying any such vote.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE SELECTED INDEPENDENT AUDITORS.

                                    GENERAL

OTHER MATTERS

     The Board of Directors does not know of any matters that are to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting and referred to in this Proxy Statement. If any other matters should properly come before the meeting, it is intended that the proxies in the accompanying form will be voted in accordance with the judgement of the persons voting such proxies.

SOLICITATION OF PROXIES

     The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. Arrangements have also been made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

     Each holder of the Company's Common Stock who does not expect to be present at the Annual Meeting or who plans to attend but who does not wish to vote in person is urged to fill in, date and sign the proxy and return it promptly in the enclosed return envelope.

TABULATION OF VOTES

     Directors will be elected by a favorable vote of a plurality of the shares of Common Stock present or represented by proxy at the Annual Meeting. Accordingly, votes "withheld" from director-nominees will not count against the election of such nominees. Passage of the proposal to amend the Company's Stock Option and Restricted Stock Purchase Plan requires the affirmative vote of a majority of the shares present or represented at the Annual Meeting. Abstentions and broker non-votes as to this proposal will be included in calculating the number of votes required for approval and will have the same effect as votes "against" the proposal. Passage of the proposal to approve the appointment of Arthur Andersen & Co. as independent auditors for 1994 requires the approval of a majority of the votes cast on the proposal. Abstentions as to this proposal will not count as either votes "for" or "against" the proposal, and will not be included in calculating the number of votes necessary for approval. Brokers will have discretionary authority, in the absence of instructions from their customers, to vote on the election of directors and the approval of the appointment of auditors, but may not have discretionary authority to vote on the proposal to amend the Stock Option and Restricted Stock Purchase Plan.

STOCKHOLDER PROPOSALS

     If any stockholder of the Company intends to present a proposal for consideration at the 1995 Annual Meeting of Stockholders and desires to have such proposal included in the proxy statement and form of proxy distributed by the Board of Directors with respect to such meeting, such proposals must be received at the Company's principal executive offices, 5301 Maryland Way, Brentwood, Tennessee 37027, Attention: Corporate Secretary, not later than January 21, 1995.

                           ANNUAL REPORT ON FORM 10-K

     THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1993 WAS FILED ELECTRONICALLY BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION. A HARD COPY VERSION OF THAT REPORT WILL BE FURNISHED WITHOUT CHARGE TO ANY PERSON REQUESTING THE SAME IN WRITING AND STATING THAT SUCH PERSON WAS A BENEFICIAL HOLDER OF SHARES OF COMMON STOCK OF THE COMPANY ON THE RECORD DATE FOR THE ANNUAL MEETING OF STOCKHOLDERS. REQUESTS AND INQUIRIES SHOULD BE ADDRESSED TO COMDATA HOLDINGS CORPORATION, 5301 MARYLAND WAY, BRENTWOOD, TENNESSEE 37027, ATTENTION: CORPORATE SECRETARY.

                                          By Order of the Board of Directors

                                          PETER D. VOYSEY
                                          Secretary

                          COMDATA HOLDINGS CORPORATION
                                     PROXY
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

                         ANNUAL MEETING OF STOCKHOLDERS
                            WEDNESDAY, JUNE 22, 1994

    The undersigned stockholder of COMDATA HOLDINGS CORPORATION, a Delaware corporation, hereby appoints George L. McTavish, Edward A. Barbieri, Dennis R. Hanson and Peter D. Voysey, or any of them voting singly in the absence of the others, attorneys and proxies, with full power of substitution and revocation, to vote, as designated below, all shares of Common Stock of Comdata Holdings Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said Corporation to be held at the Company's corporate headquarters, 5301 Maryland Way, Brentwood, Tennessee 37027, on June 22, 1994 at 10:30 a.m. (local time) or any adjournment thereof, in accordance with the instructions on the reverse side.

    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED "FOR" ALL NOMINEES IN PROPOSAL NO. 1, "FOR" PROPOSAL NO. 2 AND "FOR" PROPOSAL NO. 3.

1.  Election of the following Nominees as Directors:

    Bruce K. Anderson, Patrick J. Welsh, George L. McTavish, Dana J. O'Brien, Louis P. Buglioli, Stephen E. Raville, Edward A. Barbieri, Dennis R. Hanson and Phyllis Haberman. To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below:

       / /  FOR ALL NOMINEES  / /  WITHHOLD AUTHORITY to vote for all nominees

    PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

2. The proposal to amend the Company's Stock Option and Restricted Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance upon exercise of options or awards granted thereunder.

               / /  FOR           / /  AGAINST           / /  ABSTAIN

3. The proposal to approve Arthur Andersen & Co. as independent auditors for the Company for the fiscal year ending December 31, 1994.

               / /  FOR           / /  AGAINST           / /  ABSTAIN

                                                  Date:__________________, 1994


                                                  _____________________________
                                                            Signature

                                                  _____________________________
                                                   Signature (if held jointly)

                                                  PLEASE SIGN EXACTLY AS NAME
                                                  APPEARS TO THE LEFT.

                                                  When shares are held in the
                                                  name of joint holders, each
                                                  should sign. When signing as
                                                  attorney, executor, trustee,
                                                  guardian, etc., please so
                                                  indicate. If a corporation,
                                                  please sign in full corporate
                                                  name by an authorized officer.
                                                  If a partnership, please sign
                                                  in partnership name by an
                                                  authorized person.